Exhibit 10.22

SENIOR EXECUTIVE SEVERANCE BENEFIT PLAN

(As amended effective October 16, 2015)

This Senior Executive Severance Benefit Plan (this “Plan”) sets forth the separation benefits that the Compensation Committee of the Board has approved for Microsoft Corporation (“Microsoft” or “Company”) executives who participate in Microsoft’s Executive Incentive Program and whose employment is terminated without cause.

Eligibility

You will be entitled to receive the separation benefits described in this Plan if all of the following apply:

•

Your employment is terminated by Microsoft without Cause (a “Covered Termination”). For this purpose, “Cause” means your: (1) conviction or plea of guilty or no contest to (a) any felony or (b) a misdemeanor charge involving fraud, false statements or misleading omissions, wrongful taking, embezzlement, bribery, forgery, counterfeiting or extortion; (2) engaging in gross misconduct; (3) repeated failure to substantially perform your duties after notice and an opportunity to cure, provided those duties are consistent with your seniority; (4) violation of any securities laws, rules or regulations, or the rules and regulations of any securities exchange or association of which Microsoft or any of its affiliates is a member; or (5) violation of Microsoft’s policies designed to prevent violations of law, such as, without limitation, policies pertaining to compliance with the laws prohibiting unlawful discrimination, harassment, or insider trading.

•	You received notice from Microsoft that you are eligible for the benefits described in this Plan, and at the time you received notice you were a participant in Microsoft’s Executive Incentive Program.

•	You satisfy the “Conditions to Receiving Benefits” described below.

Separation Benefits

If you are entitled to separation benefits under this Plan, you will receive the following (less all applicable withholdings):

Part-Year Annual Cash Award:    A pro-rated portion of your annual target cash award under Microsoft’s Executive Incentive Program for the fiscal year in which the Covered Termination occurs, determined by multiplying (1) your annual salary in effect at time of the Covered Termination, by (2) the target cash award percentage for the fiscal year under the Executive Incentive Program, and by (3) the number of full and partial calendar months you have worked in that fiscal year divided by 12. This payment will be made at the time annual cash awards for the year are paid to other participants in Microsoft’s Executive Incentive Program. If your cash award is designed to be a performance-based award under Section 162(m) of the Internal Revenue Code, payment of your pro-rated annual target cash awards will be subject to achieving the relevant performance goal established for the year and the other limits of the Executive Incentive Program.

Severance Payment:    A severance payment equal to the sum of (1) your annual base salary in effect at the time of the Covered Termination and (2) your target annual cash award under the Microsoft’s Executive Incentive Program for the fiscal year in which the Covered Termination occurs, calculated using your annual salary in effect at time of the Covered Termination. Your payment will be reduced by any severance or similar benefits under any other Microsoft plan, program or policy. The severance payment will be made in a lump sum within 60 days after your employment terminates.

Vesting of Eligible Stock Awards:    Vesting of eligible stock awards, as follows:

1. Vesting of the portion of your outstanding stock awards that would otherwise vest in the 12 months following the Covered Termination (disregarding any stock award agreement provisions for vesting due to death, disability or retirement). Any stock awards that vest as a result of this paragraph will be delivered in accordance with the terms of the applicable stock award agreement. This paragraph does not apply to performance stock awards.

2. Vesting of a pro-rated portion of the number of shares earned (or, if less, the target award shares) under any performance stock award under the Company’s Executive Incentive Program, provided that:

(i) at least one year of the performance period has been completed at your employment termination, and

(ii) the pro-rated vesting applies to shares earned based on achievement of performance goals under the stock award agreement.

The pro-rated number of shares that vest under your performance stock award is determined by multiplying (i) the number of shares earned based on performance against goals under the stock award agreement, if any (or, if less, the target award shares under that agreement), by (ii) the number of full and partial calendar months during which you have been employed as a participant in the Executive Incentive Program during the performance period, divided by the number of months in the performance period, then rounding up to the nearest whole share. Any performance stock awards that vest as a result of this paragraph will be delivered following the end of the applicable performance period in accordance with the terms of the applicable stock award agreement.

3. If your unvested stock award provides for continued vesting following an eligible “Retirement” based on your age or age plus service, and if on your termination date you are within one year of becoming eligible for Retirement, then you will be treated as meeting the age and service requirements for Retirement under the stock award agreement. All other requirements for Retirement set forth in the award agreement must still be met.

Health Benefit Continuation and Outplacement:    Payment of COBRA premiums under the Microsoft Welfare Plan for any COBRA continuation coverage you properly elect for you or your eligible dependents through the six-month anniversary of your termination of employment. In addition, you will have access to outplacement assistance made available by Microsoft for up to 12 months.

Conditions to Receiving Benefits

To receive any benefits under this Plan, you must sign, return and not revoke a Separation and Release Agreement in the form provided by Microsoft (without change) within 45 days after your termination.

The form of the Separation and Release Agreement will be determined by Microsoft from time to time (it being understood that it will contain a full waiver and release of claims, confidentiality and non-disparagement provisions, and twelve-month non-compete/non-solicitation restrictions) and be provided to you promptly following termination.

In addition, you will not receive benefits under this Plan if either of the following apply:

•

Your employment terminates due to death, disability, retirement or termination by you for any other reason (including so-called constructive termination). For this purpose, “disability” and “retirement” are determined in the same manner as under the Microsoft 2001 Stock Plan and your stock award agreements.

•	You do not comply with the terms of your Separation and Release Agreement or your Employee Agreement with Microsoft.

Additional Provisions

Plan Administration.    The Compensation Committee has the discretionary authority to interpret this Plan, adopt any administrative procedures (including claims procedures) and other rules for carrying out this Plan as may be appropriate and decide any and all matters and make any and all determinations arising under this Plan. The Compensation Committee has delegated these powers to the senior corporate officer in charge of Microsoft’s Human Resources department. Any interpretations and decisions of the Compensation Committee or its delegate shall be final, conclusive and binding on all parties affected.

Plan Termination and Amendment.    The Compensation Committee may amend this Plan in any manner (including to terminate this Plan), provided that, if (1) an amendment will terminate this Plan or (2) an amendment is determined by the Committee to be, in the aggregate, material and adverse to executives who have been notified of their eligibility for Plan benefits, the Company will provide at least six months’ notice to those executives prior to the effective date of the amendment.

Section 409A.    It is the intent that no severance or other payments or benefits provided under this Plan shall be considered “non-qualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code and this Plan will be interpreted accordingly. If and to the extent that any such severance or other payments or benefits under this Plan are determined by the Committee to constitute non-qualified deferred compensation and is provided to a participant who is a “specified employee” due to a “separation from service” (each, within the meaning of Section 409A), then such payment or benefit will be delayed for six months following such separation from service. For the purposes of this Plan, each payment and benefit set forth herein will be deemed to be separate payments and will be deemed not to be a deferral of compensation subject to Section 409A to the extent any such payment or benefit would constitute a “short-term deferral” or a payment pursuant to a “separation pay plan” within the meaning of Section 409A.

Governing Law and Venue.    The Plan shall be governed by the laws of the State of Washington to the extent federal laws do not apply. If the Company or any Participant (or beneficiary) initiates litigation related to this Plan, the venue for such action will be in King County, Washington.

No Employment Rights.    Notwithstanding any provision of this Plan, your employment is terminable at will, meaning that either you or Microsoft may terminate the employment relationship at any time, for any reason, with or without cause or notice. No term of this Plan shall be construed as altering the at-will nature of your employment.

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